Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated and effective as of September 30, 2010, is made and entered into by and between AmeriCredit Corp., a Texas corporation, having an office at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102 (hereinafter referred to as “Employer”) and Kyle Birch (hereinafter referred to as “Executive”).

WHEREAS, Employer desires that the Executive continue as an employee of Employer in an executive capacity after the Closing of the Merger, as set forth and defined in the Agreement and Plan of Merger dated July 21, 2010 by and among General Motors Holdings LLC (hereinafter referred to as “GM Holdings”), Goalie Texas Holdco Inc. and Employer, to provide the necessary leadership and management skills that are important to the long-term success of the Merger and Employer. Employer believes that retaining the Executive’s services as an employee of Employer and the benefits of his business experience are of material importance to Employer and the success of the Merger.

WHEREAS, an essential element of the Merger for Employer and GM Holdings is that Executive commit to remain with the Employer for a substantial period of time post-Closing.

WHEREAS, Employer and Executive are parties to an Amended and Restated Employment Agreement dated as of May 7, 2010 (the “Existing Employment Agreement”).

WHEREAS, the parties hereto desire to enter into this new Employment Agreement in the manner, and on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s continued employment by Employer, Executive’s commitment to a three year employment agreement, the agreement of Executive and Employer to terminate the Existing Employment Agreement and waive all rights there under, and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intend by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer and the post-employment obligations of Executive.

1. General Duties of Employer and Executive:

1.1. Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the By-laws of Employer or other documents of Employer. The capacity that Executive shall hold during the term hereof shall be that position as determined by the Board of Directors of Employer, or any duly authorized committee thereof, from time to time in its sole discretion. While employed hereunder, the initial position that Executive shall hold shall be Executive Vice President, Dealer Services of Employer (until such time as such position may be changed as aforesaid).

1.2. While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer, any duly authorized committees thereof or any authorized officers of Employer, and shall use his best efforts to promote the interests of Employer and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his time, efforts, skills and attention to the affairs of Employer in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him by the Board of Directors of Employer, any duly authorized committee thereof or any duly authorized officer of Employer.

1.3. During the term of this Agreement, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer, General Motors Company (hereinafter referred to as “GM”), GM Holdings or General Motors LLC (hereinafter referred to as “GM LLC”) and any of their subsidiaries, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him in compliance with this Agreement by the Board of Directors of Employer, any duly authorized committees thereof or any authorized officer of Employer. In any event,

Executive is permitted to (i) invest his personal assets as a passive investor in such form or manner as will not contravene the best interests of Employer, GM, GM Holdings or GM LLC, (ii) participate in various charitable efforts, or (iii) serve as a director or officer of any other entity or organization when such position has previously been approved by the Board of Directors of Employer and GM.

2. Compensation and Benefits:

2.1. As compensation for services to Employer, Employer shall pay to Executive during the term of this Agreement a salary of $350,000 on a per annum basis. The salary shall be payable in accordance with Employer’s standard payroll practices, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. The Board of Directors of Employer shall review and recommend to the GM Executive Compensation Committee the Executive’s overall annual compensation at least annually, with a view to ascertaining the adequacy thereof and such compensation may be increased (but not decreased) by the Board of Directors of Employer from time to time by an amount that in the opinion of the Board of Directors of Employer is justified by Executive’s performance.

2.2. For services rendered to Employer after the Closing of the Merger, Employer shall also pay to Executive $1,841,875 in GM salary stock, which will be paid in equal biweekly installments in accordance with Employer’s standard payroll practices during the period beginning January 1, 2011 and ending June 30, 2012. Payment will be made in GM salary stock units, granted in accordance with GM LLC’s salary stock issuance procedure. All deliveries of salary stock shall be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. Salary stock shall be non-forfeitable once granted. All settlements of salary stock shall be in cash until six months following an initial public offering of GM common stock.

2.3. Beginning in 2011, Executive shall be eligible for an annual SEBT Target payment of $328,125. The payment of such annual SEBT Target amount shall be subject to the achievement of all applicable performance measures, as determined by GM and the Employer’s CEO, and all other terms and conditions of the plan.

2.4. Beginning with the 2012 equity grant, Executive shall be eligible for an annual equity grant of GM common stock with a grant date fair value target of $500,000 for each of the last two years of this Agreement. The grant date shall be the same time as the equity grant to other GM executives and the grant shall be subject to the achievement of all applicable performance measures and all terms and conditions of the plan.

2.5. As long as this Agreement is in effect, Employer agrees to provide and maintain life insurance coverage on the life of Executive (while active) in the face amount of $300,000, with proceeds there under payable to such beneficiaries as Executive may designate. Employer agrees to pay all premiums on such policy with income imputed to Executive in such amount. Coverage shall continue throughout the employment term hereof. Such coverage may consist of term, group term, whole life or any other form of coverage selected by Employer in its sole discretion and may be with such insurers as Employer may select.

2.6. Upon Executive furnishing to Employer customary and reasonable documentary support (such as original receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (subject to the provisions of the GM Expense Policy) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy. Executive shall be entitled to participate in all group life, health and medical insurance plans, other stock programs and compensation plans and such other benefits, plans or programs as may be from time to time specifically adopted and approved by Employer for employees generally.

2.7. Executive shall be entitled to such vacation, holiday, and other paid or unpaid leave of absence as is consistent with Employer’s normal policies or as may be from time to time specifically adopted and approved by Employer for employees generally.

2.8. Executive understands that GM is a TARP recipient subject to the Interim Final Rule, TARP Standards for Compensation and Corporate Governance, 31 CFR Part 30 (hereinafter referred to as “IFR”). As such, all compensation and benefits payable to Executive shall be subject to the requirements of any applicable provisions of the IFR and any applicable interpretations or guidance of the Office of the Special Master for TARP Executive compensation or his successor. In the event that any compensation or benefits payable to the Executive is impacted by the IFR or any decision of the Special Master, the Employer shall use reasonable best efforts to provide Executive with compensation or benefits substantially equivalent in value to the impacted compensation or benefits.

3. Preservation of Business; Fiduciary Responsibility: Executive shall use his best efforts to preserve the business and organization of Employer, GM, GM Holdings and GM LLC, to keep available to Employer the services of present employees and to preserve the business relations of Employer, GM, GM Holdings and GM LLC with dealers, retailers, suppliers, distributors, investors, investment bankers, customers and others. Executive shall not commit any act, or in any way assist others to commit any act, that would injure Employer, GM, GM Holdings or GM LLC. So long as Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. Executive’s Access to Proprietary Business Information and Obligation to Refrain From Using or Disclosing Information:

4.1. In Executive’s position as an executive, Executive shall be granted access to a full range of Employer’s secret and confidential business information to enable Executive to fulfill and perform his fiduciary responsibilities and duties. The secret and confidential business information to which Executive shall have access shall include, but not necessarily be limited to, detailed financial information regarding the Employer’s financial and operating performance, financial projections, accounting strategies and methods, investment strategies and methods, business funding strategies, banking contacts and relationships, investor identities and relationships, financial product marketing strategies and methods, financial product pricing strategies and methods, structuring strategies and methods regarding financial products, loan servicing strategies and methods, loan application credit standards (including Employer’s trade secrets regarding its credit scoring approaches, techniques and software programs), employee information regarding identities, responsibilities, compensation and benefits, and information technology strategies and methods. Executive acknowledges that such access was granted under the Existing Employment Agreement and continuing access is required for Executive to fulfill and perform his fiduciary responsibilities and duties. Executive further acknowledges that after the Merger, while serving as an officer of Employer and in order to fulfill and perform his responsibilities and duties to Employer, he may also be granted access to secret and confidential business information concerning GM, GM Holdings and GM LLC.

4.2. As part of Executive’s fiduciary duties to Employer, Executive agrees, both during the term of this Agreement and thereafter, to protect, preserve the confidentiality of and safeguard Employer’s, GM’s, GM Holdings’ and GM LLC’s secret or confidential information, knowledge, ideas, concepts, improvements, discoveries and inventions, and, except as may be expressly required by Employer, Executive shall not, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any of such information, ideas, concepts, improvements, discoveries or inventions.

4.3. Upon termination of his employment with Employer, or at any other time upon request, Executive shall immediately deliver to Employer all documents embodying any of Employer’s, GM’s, GM Holdings’ and GM LLC’s secret or confidential information, ideas, concepts, improvements, discoveries and inventions.

4.4. In order to protect and enforce Executive’s covenants regarding Employer’s, GM’s, GM Holdings’ and GM LLC’s secret or confidential information, in consideration of continuing access to such information and in consideration of the payments set forth in Sections 2.2, 2.3 and 2.4 hereof (hereinafter referred to as the “Payments”), Executive acknowledges that the covenant to not compete set out in Section 8.1 and the covenant to not compete unfairly set forth in Section 8.3 are fair, reasonable and necessary to protect the Employers’, GM’s, GM Holdings’ and GM LLC’s secret and confidential information and the integrity of the Employer’s business.

4.5. In the event that Executive receives and/or earns the Payments for the covenant to not compete as set out in Section 8.1 and, within the non compete period specified in Section 8.1 or the period during which the covenant to not compete unfairly set forth in Section 8.3 applies, the Executive engages in activities not allowed by Sections 8.1 or 8.3, then, in addition to any other causes of action for damages or equitable relief that the Employer may have as a result of such breach, the Employer may demand, and the Executive agrees to return within thirty (30) days of demand, the re-payment of a pro-rata portion of the Payments. The pro-rata amount to be repaid shall be the amount of the Payments made to or accrued by the Executive, divided by the number of months in the non-compete period multiplied by the number of months remaining in the non-compete period beginning with the month in which the Executive engaged in activities not allowed under Sections 8.1 or 8.3. In addition, all salary stock that has not been earned will be terminated, all outstanding unvested equity grants will be cancelled, and all outstanding SEBT Target payments will be terminated.

5. Term of Agreement: The term of this Agreement shall be three years. The Agreement shall commence on the effective date hereof and shall end on September 29, 2013.

6. Termination other than by Expiration of the Term: Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms.

6.1. Employer may terminate Executive’s employment under this Agreement at any time, without prior notice, for “due cause” upon the good faith determination by the Board of Directors of Employer that “due cause” exists for the termination of the employment relationship. As used herein, the term “due cause” shall mean any of the following events:

(i) any intentional misapplication by Executive of Employer’s, GM’s, GM Holdings’ or GM LLC’s funds, or any other act of dishonesty injurious to Employer, GM, GM Holdings or GM LLC committed by Executive; or

(ii) Executive’s conviction of a crime involving moral turpitude; or

(iii) Executive’s use or possession of any controlled substance or abuse of alcoholic beverages; or

(iv) Executive’s material breach, failure to perform in a satisfactory manner, or non-observance of any of the terms of this Agreement, as hereinafter defined, (other than as a result of death or during any period of disability) if such breach, failure to perform, or non-observance shall continue beyond a period of thirty (30) days immediately after written notice thereof by the Employer’s Board of Directors to Executive; or

(v) any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive’s duties.

6.2. Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without “due cause,” by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

6.3. If Employer decreases Executive’s salary below its then current level, as such salary level may have been increased from time to time above the initial level specified in Section 2.1, changes the location where Executive performs the majority of Executive’s job duties to Detroit, Michigan, or materially diminishes Executive’s authority, duties, or responsibilities (other than a diminution that directly results from the structure of the Employer following the Merger), then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment under this Agreement (“Constructive Termination”).

7. Effect of Termination:

7.1. In the event the employment relationship is terminated (a) by Employer other than for “due cause” as defined in Section 6.1, or (b) by a Constructive Termination as defined in Section 6.3, then any unearned GM salary stock units set forth in Section 2.2 will be granted at the end of the quarter in which such termination occurs.

7.2. Regardless of the reason for or basis of the termination of the employment relationship, Executive shall not be eligible for any termination or severance payments regarding his termination of employment under this Agreement.

8. Executive’s Obligation to Not Compete and Refrain from Competing Unfairly:

8.1. Executive acknowledges and agrees that he serves in a special capacity for Employer pursuant to which he will acquire unique knowledge of the operations and business of Employer and, as such, will not be engaged in a common calling. Executive further acknowledges and agrees that he has been granted access to and will continue to be granted access to secret and confidential information as set forth in Section 4 hereof. During the existence of Executive’s employment by Employer hereunder and, if the employment is terminated by Employer or Executive for any reason, from the date on which he shall cease to be employed by the Employer for three years post-employment if termination of employment occurs in the first year after Closing, two years if the termination of employment occurs in the second year after closing, and one year if the termination of employment occurs in the third year after closing, Executive shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, Executive, consultant, broker, dealer or otherwise, in any of the Business Territories (as defined below), engage in any business in competition with the business conducted by Employer or any subsidiary of Employer, whether for his own account or otherwise, or solicit, canvass or accept any business or transaction for or from any other company or business in competition with such business of Employer or any subsidiary of Employer in any of the Business Territories. For purposes hereof, the term “Business Territories” means the geographical regions within the geographic borders of each State in which Employer or any subsidiary of Employer is doing business during the term of this Agreement and (in the case of post-employment non-competition obligations) at the date of the termination of Executive’s employment with Employer and any State in which Employer or any subsidiary of Employer had reasonable prospects of engaging in business during the non competition period following termination of employment.

8.2. It is the desire and intent of the parties that the provisions of Section 8.1 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of Section 8.1 shall be adjudicated to be invalid or unenforceable, Section 8.1 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete there from the portion thus adjudicated to be invalid or unenforceable.

8.3. In addition to the other obligations agreed to by Executive in this Agreement, Executive agrees that during his employment with Employer and following the termination of his employment by Employer he shall not at any time, directly or indirectly, (a) induce, entice, or solicit any employee of Employer or any subsidiary of Employer to leave his employment, or engage in any discussions or communications with any employee of Employer or any subsidiary of Employer concerning such employee’s employment or the possibility of such employee’s leaving his employment or (b) contact, communicate or solicit any customer of Employer or any subsidiary of Employer derived from any customer list, customer lead, mail, printed matter or other information secured from Employer, any subsidiary of Employer or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, email addresses, telephone numbers, printed material or material of Employer or any subsidiary of Employer relating thereto.

9. Miscellaneous:

9.1. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, GM, GM Holdings or GM LLC, then notice must be given to:

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Attention:	Daniel E. Berce
President and Chief Executive Officer

and

General Motors LLC

300 Renaissance Center

P.O. Box 300

Detroit, MI 48265

Attention:	Janice Uhlig
Executive Director,
Global Compensation and Planning

If to Executive, to:

Kyle Birch

(at the address maintained in the Employer’s records)

or to such other names or addresses as Employer, GM or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 9.1.

9.2. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer and GM.

9.3. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

9.4. (a) If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(b) Without intending to limit the remedies available to Employer, it is mutually understood and agreed that Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of a breach by Executive, Employer shall be entitled to equitable relief by way of injunction or otherwise.

(c) Executive acknowledges that Sections 4 and 8 are expressly for the benefit of Employer, that Employer would be irreparably injured by a violation of Section 4 and/or 8 and that Employer would have no adequate remedy at law in the event of such violation. Therefore, Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by Employer with Section 4 and Section 8.

9.5. Executive acknowledges that all compensation and payments are subject to applicable tax withholdings and Executive is responsible for all tax consequences related to all payments and benefits.

9.6. Executive acknowledges that, from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer or Subsidiary may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

9.7. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Tarrant County, Texas shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Tarrant County, Texas, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Tarrant County, Texas to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Secretary of State for the State of Texas shall be an agent of Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

10. Additional Instruments:

Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

AMERICREDIT CORP.

By:
Daniel E. Berce President and Chief Executive Officer

EXECUTIVE

By:
Kyle Birch